EXHIBIT 10.1

TENTH AMENDMENT TO FINANCING AGREEMENT

This Tenth Amendment to Financing Agreement (“Amendment”) is made and entered into as of this 31st day of March, 2005 between Key Tronic Corporation (“Company”) and The CIT Group/Business Credit, Inc. (“CIT”) in reference to that certain Financing Agreement between Company and CIT dated August 22, 2001, as amended (“Financing Agreement”). Capitalized terms herein, unless otherwise defined herein, shall have the meaning set forth in the Financing Agreement.

A. Company has requested that its Line of Credit be increased, that Eligible Inventory include certain plastic resin and electronic components, that CIT provide new term and capital expenditure loans and that other amendments be made to the Financing Agreement. CIT is willing to make the financial accommodations requested by Company, but only on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. Definitions. Certain definitions in Section 1 of the Financing Agreement are amended, added or restated as set forth below in the appropriate alphabetical order.

(a) The definition of “Anniversary Date” is hereby amended and restated in its entirety as follows:

“Anniversary Date shall mean August 22, 2009 and each yearly anniversary thereafter.”

(b) Administrative Management Fee. The definition of Administrative Management Fee is hereby amended by deleting the reference therein of “$60,000” and substituting therefore “$50,000”.

(c) Applicable Margin. The definition of Applicable Margin is hereby amended and restated in its entirety as follows:

“Applicable Margin means, with respect to the JP Morgan Chase Bank Rate or LIBOR, as applicable, the amount set forth below corresponding to the applicable level.”

Level	EBITDA	Applicable Margin
		JP Morgan Chase Bank Rate (Revolver)	LIBOR (Revolver Only)	Real Estate Term Loan and Capital Expenditure Loan (JP Morgan Chase Bank Rate)
I	Less than $5,000,000.50%		2.75%	.50%
II	$5,000,000 or greater, but less than $8,000,000.25%		2.50%	.50%
III	Greater than $8,000,000	0%	2.25%	.50%

(d) The definition of “Borrowing Base” is hereby amended and restated in its entirety as follows:

“Borrowing Base shall mean the lesser of (1) the sum of (a) eighty-five percent (85%) of the Company’s aggregate outstanding Eligible Accounts Receivable less Dilution Reserves, if any, plus (b) the lesser of (i) eighty percent (80%) of the aggregate value of the Company’s Eligible Inventory, valued at net orderly liquidation value as established by an appraiser chosen by CIT, (ii) thirty-two percent (32%) of the Company’s finished goods Eligible Inventory, thirty-five percent (35%) of the Company’s raw material electronic components, or fifty percent (50%) of the Company’s raw material plastic resin, each valued at the lower of cost or market, on a first in, first out basis or (iii) the Inventory Loan Cap, less (c) any applicable Availability Reserves and (2) the amount of cash collections of Accounts for the forty-five (45) Business Days, less any applicable Availability Reserves.”

(e) The following definitions are added:

“CAPEX Term Loans shall mean the loans to be made to the Company by Lender upon the satisfaction of the conditions set forth in Section 4.8 of this Financing Agreement.”

“CAPEX Term Loan Line of Credit shall mean a sub line of the Revolving Line of Credit and a commitment of Lender to make CAPEX Term Loans to the Company in the aggregate principal amount of up to $500,000 pursuant to Section 4.8 of this Financing Agreement.”

“Eligible Capital Improvements shall mean new and unused or refurbished and under warranty operating equipment acquired and installed for use in the Company’s business operations, that have been installed and accepted by the Company within six (6) months of the date of the making of the CAPEX Term Loan that relates to such equipment.

(f) Concentration. The definition of Eligible Accounts Receivable is hereby amended by deleting subsection (xi) thereof and replacing it with the following:

“(xi) Sales to an account debtor whose Accounts represent an amount greater than 20% of the Company’s Accounts, to the extent of such excess (except that with respect to International Game Technology, Lexmark International, Clorox and Zebra Technology, such Accounts shall be ineligible only to the extent they exceed 30% of the Company’s Accounts;”

(g) The definition of “Eligible Accounts Receivable” is hereby amended and restated in its entirety to read as follows:

“Eligible Accounts Receivable shall mean the gross amount of the Company’s Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and which, at all times, continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), and (b) reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to CIT’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are either (y) to foreign subsidiaries of the following United States corporations: Flextronix, Hewlett Packard, Lexmark International, Clorox, Leapfrog and Unisys or other foreign subsidiaries of United Sates corporations approved by CIT in its sole discretion, provided such Accounts do not exceed the lesser of 30% of all Eligible Accounts Receivable and $5,000,000 in the aggregate at any one time or (z) to DBK, provided such Accounts do not to exceed $2,000,000 in the aggregate at any one time and are at all times supported by credit insurance payable to CIT and in form, substance and amount and by an issuer acceptable to CIT; (iii) Accounts that remain unpaid more than ninety (90) days from invoice date (except for sales of raw material Inventory that remain unpaid more than thirty (30) days from invoice date); (iv) contra Accounts (excluding Lexmark International, Cognitive, Clorox, Lexmark International Technology, S.A. and Axiohm so long as such account debtors have executed CIT’s agreement referenced in Section 2.1(bb) herein, provided such Accounts do not exceed the Maximum Contra Exposure in the aggregate at any one time); (v) sales to any subsidiary, or to any company affiliated with the Company in any way; (vi) bill and hold (deferred shipment) (except to the extent CIT receives a bill and hold letter acceptable to CIT) or consignment sales; (vii) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to CIT or has a credit rating unacceptable to CIT (unless backed by a letter of credit assigned to and in form and substance acceptable to CIT); (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date (except that with respect to Little Tikes Company such sales shall not exceed 25%); (ix) pre-billed receivables and receivables arising from progress billing; (x) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; (xi) sales to an account debtor whose Accounts represent an amount greater than 20% of the Company’s Accounts (and with respect to Little Tikes Company, Accounts greater than 30% further limited to $5,700,000.00 in Availability), to the extent of such excess; (xii) sales of raw material Inventory which exceed a sub limit of $1,000,000 outstanding at any one time for all such sales; (xiii) sales not payable in United States currency; (xiv) engineering services related Accounts and tooling services related Accounts; and (xv) any other reasons deemed necessary by CIT in its reasonable business judgment, including without limitation, for distribution customers that have excess inventory on hand (as determined by CIT in its sole discretion) or those which are customary either in the commercial finance industry or in the lending practices of CIT.”

(h) The definition of “Eligible Inventory” is hereby amended and restated in its entirety to read as follows:

“Eligible Inventory shall mean the gross amount of the Company’s keyboard finished goods Inventory and raw materials (consisting solely of plastic resin and electronic components), located at the Company’s El Paso warehouse location and subject to a valid, exclusive first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein and which, at all times, continues to be acceptable to CIT in the exercise of its reasonable business judgment, less without duplication, any (a) work in process, (b) supplies (other than raw material consisting of plastic resin or electronic components), (c) Inventory not present in the United States, (d) Inventory returned or rejected by the Company’s customers (other than goods that are undamaged and resaleable in the normal course of business) and goods to be returned to the Company’s suppliers, (e) Inventory in transit to third parties (other than the Company’s agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a waiver agreement (in form and substance acceptable to CIT) and CIT shall have a first priority perfected security interest in such Inventory, and (f) less any reserves required by CIT in its reasonable discretion, including without limitation for special order goods, customer specific Inventory, discontinued, slow-moving and obsolete Inventory, market value declines, bill and holds (deferred shipment), consignment sales, shrinkage and any applicable customs, freight duties and Taxes.”

(i) The definition of “Early Termination Fee” is hereby amended and restated to read as follows:

“Early Termination Fee shall: (a) mean the fee CIT is entitled to charge the Company in the event the Company terminates the Revolving Line of Credit or this Financing Agreement prior to an Anniversary Date or if the Company terminates this Financing Agreement on the Anniversary Date but fails to give the 60 day prior written notice to CIT in accordance with the requirements of Section 11 of this Financing Agreement; and (b) be determined by multiplying the Revolving Line of Credit and the unpaid portion of the Real Estate Term Loan by one percent (1%).”

(j) The definition of “Inventory Loan Cap” is hereby amended and restated in its entirety to read as follows:

“Inventory Loan Cap shall mean the amount of $3,500,000.”

(k) The definition of Las Cruces Real Estate shall have the meaning set forth in Section 7 of the Tenth Amendment to Financing Agreement.

(l) The definition of “Line of Credit” is hereby amended and restated in its entirety as follows:

“Line of Credit shall mean the aggregate commitment of CIT to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement, (b) make the Real Estate Term Loan and the CAPEX Term Loans pursuant to Section 4 of this Financing Agreement; and (c) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement, in an aggregate amount not to exceed $26,500,000.”

(l) The definition of Line of Credit Fee is hereby amended by deleting herein “one half of one percent (0.5%) . . .” and substituting therefore three eights of one percent (0.375%) . . .”

(m) Trade Accounts Receivable. The definition of Trade Accounts Receivable is hereby amended and restated in its entirety as follows:

“Trade Accounts Receivable shall mean that portion of the Company’s Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company’s business. Without limiting the foregoing, Trade Accounts Receivable shall include the sale of excess raw material inventory by Company to its customers pursuant to written contractual arrangements between Company and its customers.”.

(n) The parenthetical in the second and third lines of the definition of “Obligations” is hereby amended and restated as follows:

“(including, without limitation, all Revolving Loans, Letter of Credit Guarantees, CAPEX Term Loans and the Real Estate Term Loan)…”

(o) The following definitions are hereby added:

“Real Estate Term Loan Promissory Note shall mean the promissory note in the form of Exhibit A attached to that certain Tenth Amendment to Financing Agreement dated as of March     , 2005 evidencing the Real Estate Term Loan made by CIT under Section 4 hereof.”

“Real Estate Term Loan” shall mean a term loan in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) made by CIT pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

(p) The definition of “Revolving Line of Credit” is hereby amended by deleting the reference to “$20,000,000” and substituting therefore “$25,000,000.”

2. Real Estate Term Loan and CAPEX Term Loans.

Section 4 of the Financing Agreement is hereby amended and restated in its entirety as follows:

“4.1 In accordance with Section 4.2 below, the Company hereby agrees to execute and deliver to CIT the Real Estate Term Loan Promissory Note to evidence the Real Estate Term Loan to be extended by CIT.

4.2 Upon receipt of such Real Estate Term Loan Promissory Note and subject to Section 2.2 of this Financing Agreement, CIT hereby agrees to extend to the Company the Real Estate Term Loan on or before July 1, 2005; provided, that the outstanding principal amount of Revolving Loans (including Letters of Credit), and the outstanding principal amounts under the Real Estate Term Loan shall not exceed the Line of Credit at any time. The Company may not reborrow the principal amount of the Real Estate Term Loan after repayment or prepayment thereof.

4.3 The principal amount of the Real Estate Term Loan shall be repaid to CIT by the Company as follows: thirty-six (36) equal installments of $41,666 each, wherefore the first such installment shall be due and payable on the first Business Day of the first month following CIT’s advance of the Real Estate Term Loan and subsequent installments shall be due and payable on the first Business Day of each month thereafter until this Note is paid in full; provided, that the entire remaining principal amount then outstanding, together with any accrued and unpaid interest and any and all other amounts due hereunder, shall be due and payable on the first Business Day of the month, thirty six months from the date of the advance of the Real Estate Term Loan.

4.4 In the event this Financing Agreement or the Line of Credit is terminated by either CIT or the Company for any reason whatsoever, or if the Las Cruces Real Estate is no longer owned by the Company, the Real Estate Term Loan shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in the Real Estate Term Loan Promissory Note or this Financing Agreement.

4.5 Subject to the affect of a termination of the Revolving Line of Credit or the Financing Agreement as further set forth in Section 11 of the Financing Agreement, the Company may prepay at any time at its option, in whole or in part, the Real Estate Term Loan.

4.6 Each prepayment shall be applied to the then last maturing installments of principal of the Real Estate Term Loan.

4.7 The Company hereby authorizes CIT to charge its Revolving Loan Account with the amount of all Obligations owing under this Section 4 as such amounts become due. The Company confirms that any charges which CIT may so make to its Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT’s discretion.

4.8 CAPEX Term Loans.

(a) Commitment; Use of Proceeds of CAPEX Term Loans. Within the available and unused CAPEX Term Loan Line of Credit, upon the request of the Company, Lender agrees to advance to the Company the requested CAPEX Term Loans. CAPEX Term Loans advanced and repaid may not be reborrowed. The Company agrees to use the proceeds of CAPEX Term Loans solely to reimburse the Company for the costs of Eligible Capital Improvements.

(b) Conditions to Funding of CAPEX Term Loans. The Lender shall advance the CAPEX Term Loans subject to the satisfaction of each of the following conditions:

i. the principal amount of such CAPEX Term Loan shall not exceed the total acquisition costs of the Eligible Capital Improvements which are the subject of such request, exclusive of assembly costs, installation expenses, maintenance, shipping costs, taxes and import or custom charges (as reflected by invoices, purchase contracts and shipping documents).

ii. the Company must give Lender five (5) Business Days prior written notice of its intention to borrow such CAPEX Term Loan, which notice shall contain a description of the Eligible Capital Improvements which are the subject of such request and the costs of such Eligible Capital Improvements, all in such detail as Lender reasonably may require, together with such supporting documents (such as invoices or purchase contracts) as Lender reasonably may request;

iii. no Default or Event of Default shall have occurred and remain outstanding (x) at the time the Company requests such CAPEX Term Loan or (y) on the date on which Lender makes such CAPEX Term Loan to the Company;

iv. Lender shall be satisfied that the Eligible Capital Improvements which are the subject of such request have been delivered and installed, have been accepted by the Company, and are operational;

v. the date of funding of such CAPEX Term Loan must occur more than one year prior to any Anniversary Date;

vi. the Las Cruces Real Estate must continue to be owned by the Company and Lender shall have a first priority mortgage covering such property; and

vii. the CAPEX Term Loans Line of Credit shall be limited to the excess, if any, of 70% of the appraised value of the Las Cruces Real Estate (as described in Section 7 of the Tenth Amendment to Financing Agreement), less the then unpaid balance of the Real Estate Term Loan.

The Company shall be entitled to request and borrow only one CAPEX Term Loan in any three-month period, and each CAPEX Term Loan must be in a minimum principal amount of $100,000.

(C) Repayment of CAPEX Term Loans. The principal amount of each CAPEX Term Loan shall be due and payable in twenty-four (24) equal consecutive monthly installments of principal commencing on the first day of the month following the month in which such CAPEX Term Loan is made. Each installment shall be in the amount derived by dividing the principal amount of such CAPEX Term Loan by twenty-four (24). Notwithstanding anything to the contrary herein, the CAPEX Term Loans shall be fully due and payable upon the Company no longer owning the Las Cruces Real Estate

4.9 LIBOR. LIBOR Loans shall not include the Real Estate Term Loan or the CAPEX Term Loans.

3. Audit Fees. Section 7.2 of the Financing Agreement is hereby amended by deleting the third sentence thereof and replacing it with the following:

“The Company shall pay all costs associated with any such audits at the rate of $750.00 per day per auditor plus reasonable Out-Of-Pocket Expenses, provided that so long as no Event of Default exists, Company’s obligation for the audit fees shall not exceed $12,000 per year.”

4. Insurance Proceeds. Section 7.5(b) of the Financing Agreement is hereby amended by adding “then the Real Estate Term Loan,” prior to “then any other Obligation” in the second line thereof.

5. Representations and Warranties. In order to induce CIT to enter into this Amendment, the Company represents and warrants to CIT as follows:

(a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Financing Agreement, as amended and supplemented by this Amendment.

(b) Authorization of Agreements. The execution and delivery of this Amendment by the Company and the performance by the Company of the Financing Agreement, as amended and supplemented hereby, have been duly authorized by all necessary action, and this Amendment has been duly executed and delivered by the Company.

(c) Representations and Warranties in the Financing Agreement. The Company confirms that as of the Amendment Effective Date, the representations and warranties contained in Section 7 of the Financing Agreement are (before and after giving effect to this Amendment) true and correct in all material respects (except to the extent any such representation and warranty is expressly stated to have been made as of a specific date, in which case it shall be true and correct as of such specific date).

6. Accommodation Fee. In consideration for this Amendment, Company shall pay to CIT an Accommodation Fee of $30,000, which fee shall be due and payable to CIT on the date hereof and shall be in addition to all other fees payable by the Company.

7. Conditions. CIT’s obligations hereunder are subject to the satisfaction of each of the following conditions precedent:

(a) Delivery to CIT by March 31, 2005 an original of this fully executed Amendment.

(b) CIT engaging, at Company’s expense, an appraiser for the real estate in Las Cruces, New Mexico and otherwise subject to a mortgage in favor of CIT (Las Cruces Real Estate) and CIT confirming that the Real Estate Term Loan will not exceed seventy percent (70%) of the appraised fair market value of the Las Cruces Real Estate.

(c) CIT engaging, at Company’s expense, a qualified appraiser to conduct a net orderly liquidation value appraisal of the Inventory located in the El Paso, Texas warehouse and such appraisal being satisfactory to CIT in its discretion.

(d) CIT shall have obtained, at Company’s expense, any necessary endorsements to the title insurance previously issued in favor of CIT covering the Las Cruces Real Estate.

(e) CIT shall have received from an environmental consultant acceptable to CIT, at Borrower’s expense, a Phase 1 survey for the Las Cruces Real Estate and the business conducted thereon, which survey shall be acceptable to CIT in its discretion.

(f) CIT shall have received the Accommodation Fee.

8. Counterparts. This Amendment may be signed in counterparts with the same affect as if the signatures to each counterpart were upon a single instrument.

9. Reaffirmation. Except as modified by the terms herein, the Financing Agreement and the Loan Documents remain in full force and effect in accordance with their terms without offset, counterclaim or recoupment.

10. Governing Law. This Amendment shall be governed by the laws of the State of California.

11. Fees and Expenses. Company agrees to pay, on demand, all reasonable attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith.

12. Waiver of Jury Trial. COMPANY AND CIT HEREBY WAIVE ALL RIGHTS EITHER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE, DEFEND, INTERPRET OR OTHERWISE CONCERNING THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

KEY TRONIC CORPORATION

By	/S/ Ronald F. Klawitter
Its	Exec. VP & CFO

THE CIT GROUP/BUSINESS CREDIT, INC.

By	/S/ Jeannette M. Behm
Its	Vice President

Each of the undersigned confirms that the foregoing Amendment shall not affect, modify or diminish such undersigned’s obligations under any instrument of Guarantee and/or any related pledge or security agreements executed in favor of CIT and reaffirms and ratifies each of the terms and conditions of such Guarantee and/or related pledge or security agreements.

KEY TRONIC JUAREZ, SA DE CV

By	Ronald F. Klawitter
Its	Exec. VP & CFO

KEY TRONIC REYNOSA, SA DE CV

By	/S/ Ronald F. Klawitter
Its	Exec. VP & CFO